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                                                                    Exhibit 10.5

              AMENDMENT TO CHANGE-IN-CONTROL SEVERANCE AGREEMENT
              --------------------------------------------------

This Amendment to the Change-In-Control Severance Agreement ("Agreement") made as of September 21, 1998 between Ventas, Inc., a Delaware corporation (the "Company"), and Steven T. Downey (the "Employee") is made as of September 30, 1999.

                             W I T N E S S E T H:
                             - - - - - - - - - -

WHEREAS, the Employee and the Company entered into the Agreement;

WHEREAS, the Board of Directors of the Company have determined that it is in the best interests of the Company to enter into this Amendment to the Agreement.

NOW, THEREFORE, the Company and Employee agree as follows:

1.   The following is added as Section 4A. Tax Payment to the Agreement:
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     "4A.  Tax Payment. For purposes of determining the amount of payments
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     pursuant to Sections 4 and 8 in this Agreement, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Employee's residence or the Employee's place of business, whichever is higher, on the date the payment is to be made. Without limitation on any other provision of this Agreement, all such payments involving the calculation of taxes shall be made no later than two
     (2) days after the receipt by the Company of written advice from a professional tax advisor selected by the Employee that taxes are payable. The expense incurred in obtaining such advice shall be paid by the Company. Without limitation on any other provisions of this Agreement, the Company shall indemnify Employee for all taxes with respect to the amounts for which payments described in the first sentence of this Section are required to be made pursuant to this Agreement and all other costs including interest and penalties with respect to the payment of such taxes. To the extent any of the payments pursuant to this Section are treated as taxable to the Employee, the Company shall pay Employee an additional amount such that the net amount retained by the Employee after deduction or payment of all federal, state, local and other taxes with respect to amounts pursuant to this Section shall be equal to the full amount of the payments required by this Section."

2.   The following sentence is added at the end of Section 8 Disputes to the
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Agreement:

     "To the extent any of the payments within this Section are treated as taxable to the Employee, the Company shall pay Employee an additional amount such that the net amount retained by Employee after deduction or payment of all federal, state, local and other taxes with respect to amounts under this Section shall be equal to the full amount of the payments required by this Section."

3.   In all other respects, the Agreement shall continue in full force and effect.
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                                        VENTAS, INC.


                                        By: ____________________________________
                                        Debra A. Cafaro, President and Chief
                                        Executive Officer


                                        EMPLOYEE


                                        By: ____________________________________
                                        Steven T. Downey

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